UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

BE AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2010, BE Aerospace, Inc. (the “Company”), as borrower, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of December 9, 2010 (which agreement amended and restated the Company’s previous credit agreement, originally entered into as of July 28, 2008) with JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, The Royal Bank of Scotland plc, SunTrust Bank and Wells Fargo Bank, N.A., as Documentation Agents, and certain lenders party thereto (the “Lenders’), which Credit Agreement consists of  a five-year, $750.0 million, senior secured revolving credit facility (the “Revolving Credit Facility”).

The Company's obligations under the Credit Agreement will be secured by liens on substantially all of the Company's domestic assets, including a pledge of a portion of the capital stock of certain foreign subsidiaries owned directly by the Company.  Amounts borrowed and outstanding under the Credit Agreement will, in certain circumstances, be required to be prepaid with the proceeds from certain asset sales, subject to certain thresholds and reinvestment rights (and such repayment may, in certain cases, result in an automatic and permanent reduction in the lender commitments under Revolving Credit Facility).  Unless terminated earlier, the Revolving Credit Facility will mature on December 9, 2015.

The Credit Agreement requires that the Company maintain a consolidated total net leverage ratio of not more than 4.25 to 1.00, and an interest charge coverage ratio of not less than 2.25 to 1.00, during the term of the Credit Agreement.  The Credit Agreement contains certain customary affirmative covenants with respect to the Company and its subsidiaries.  The Credit Agreement also includes certain customary negative covenants with respect to the Company and its subsidiaries, including limitations on the incurrence of debt, limitations on liens, limitations on incurrence of contingent obligations, prohibitions on fundamental changes (including by way of merger, consolidation, amalgamation, sale, liquidation or dissolution), limitations on the sale or other disposition of assets, limitations on investments, loans and advances by the Company, limitations on capital expenditures, limitations on declaration and payment of dividends, restrictions on transactions with affiliates, limitations on derivative transactions, prohibitions on amendments to organizational documents in a manner materially adverse to the interests of the Lenders or the Administrative Agent, prohibitions on changes to fiscal year, limitations on guarantees, and limitations on prepayment of other debt, in each case, subject to certain exceptions, materiality and/or threshold amounts.  The Credit Agreement further provides for certain customary representations and warranties and events of default, including change of control and cross-defaults to other material debt.

The Credit Agreement also provides an option for the Company to request additional incremental revolving credit borrowing capacity and incremental term loans, in each case upon the satisfaction of certain customary terms and conditions.

The Company used the initial borrowings under the Revolving Credit Facility to repay the $343 million of term loan outstanding under the Company’s previous credit facility in full.   In connection with the repayment of the term loan borrowings, the Company will record debt prepayment costs of approximately $10.0 million.

The Credit Agreement is included as Exhibit 10.1 hereto and is incorporated by reference herein.  The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement.  From time to time, certain of the lenders under the Credit Agreement and/or their affiliates provide financial and/or advisory services to the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Current Report on Form 8-K, the information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)              Exhibits

10.1
Amended and Restated Credit Agreement between BE Aerospace, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, The Royal Bank of Scotland plc, SunTrust Bank and Wells Fargo Bank, N.A., as Documentation Agents dated as of December 9, 2010.

99.1	Press Release, dated December 10, 2010, issued by BE Aerospace, Inc. announcing the entry into the Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President
and Chief Financial Officer

Date:  December 10, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1
Amended and Restated Credit Agreement between BE Aerospace, Inc. and JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, The Royal Bank of Scotland plc, SunTrust Bank and Wells Fargo Bank, N.A., as Documentation Agents dated as of December 9, 2010.

99.1	Press Release, dated December 10, 2010, issued by BE Aerospace, Inc. announcing the entry into the Amended and Restated Credit Agreement.